Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 6, 2007 (except for the seventh paragraph of Note 2, as to which the date is May 15, 2007), with respect to the consolidated financial statements and schedule of Jazz Pharmaceuticals, Inc. included in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-141164) and related Prospectus of Jazz Pharmaceuticals, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Palo Alto, California

May 30, 2007